Exhibit 10.1

EMPLOYMENT AGREEMENT TERM SHEET

This term sheet sets forth the key terms for Joseph Otting (“Executive”) with New York Community Bancorp, Inc. (the “Company”) following the proposed investment (the “Transaction”) by Liberty 77 Capital, L.P. pursuant to the Investment Agreement, dated as of the date hereof (the “Investment Agreement”). As soon as practicable following the execution of the Investment Agreement, the parties will promptly and in good faith negotiate one or more definitive documents, which will include terms that are consistent with the terms of this term sheet, to the extent covered hereby.

Term	Provision

Position; Duties

Employee as of March 6, 2024. As of April 1, 2024, President and Chief Executive Officer of the Company and member of the Board of the Company with duties, responsibilities, and authorities commensurate with such position. Executive will be the most senior executive of the Company and its affiliates, reporting, directly and exclusively, to the Board.

Executive shall devote substantially all of Executive’s business time to the performance of his duties hereunder, provided that Executive shall be permitted to serve on civic, charitable and community boards and related committees and industry associations and groups, and manage personal and family investments and, with the consent of the Board (not to be unreasonably withheld or delayed), serve on corporate boards, so long as such activities do not materially interfere with or conflict with Executive’s duties under this Agreement.

Term	From March 6, 2024 (the “Start Date”) until March 28, 2027 or earlier terminated in accordance with this Agreement.

Location	The Executive will perform his duties from Hicksville, NY.

Base Salary	$1.25mm, subject to annual review for increase. Once increased, shall not be decreased and shall be the “Base Salary” for all purposes of the Agreement.

Target Bonus

$2.25mm. Opportunity to earn up to 200% of Target Bonus based on performance goals to be reasonably established by the Compensation Committee of the Board of Directors, in consultation with the Chief Executive Officer.

The Target Bonus will not be pro-rated for the current calendar year.

Long-Term Comp	On the Start Date, Executive shall be granted a one-time 10-year stock option award covering 15mm shares of Company common stock with an exercise price per share equal to $2.00. The options shall vest in 12 equal quarterly installments commencing on the Start Date, provided that they shall immediately vest in full upon a change in control. Options shall be net settled for taxes and exercise price and shall be transferable for tax purposes to immediate family members and trusts or LLCs wholly owned by Executive or his immediate family members.

Benefit Plans	Entitled to participate in all other compensation or benefit plan, policy, program, agreement, or arrangement on same basis as other senior executives of the Company. The Company shall reimburse Executive for commercial air travel. The Company shall pay Executive’s relocation costs, including scouting trips, the cost of temporary housing in the NY metropolitan area.

Indemnity and D&O	The Company will provide indemnification and expense advancement (including legal fees) to the maximum extent permitted by law. The Company will procure and maintain commercially reasonable D&O coverage which will include coverage for Executive on the same basis as all other directors.

Covenants	Executive subject to 12-month non-solicitation of customers and employees, 6-month competition covenant related to direct competition with the Company’s then-existing material businesses, and perpetual customary confidentiality covenant. Mutual non-disparagement.

Misc	Executive will have no duty to seek other employment or otherwise mitigate and Company will have no right to set off severance and other benefits. Company to reimburse Executive for legal fees for this term sheet and related legal documents. In the event of a dispute under the Agreement following a Change of Control, the Company will pay all legal fees as incurred by Executive in connection with the dispute. 280G better off cutback, with all determinations by 280G Solutions (taking into account the value of reasonable compensation for services to be rendered before and after the change of control).

This term sheet will be binding on the parties hereto, subject to the Transaction closing in accordance with the terms of the Investment Agreement. This term sheet will be governed by and construed in accordance with the internal laws of the State of New York.

NEW YORK COMMUNITY BANCORP, INC.

By
Name:
Title:
Date:

EXECUTIVE

Name:	Joseph Otting
Date: